Exhibit 32.2
CERTIFICATE OF
PRINCIPAL FINANCIAL OFFICER
OF
AMERICAN CELLULAR CORPORATION
I, Bruce R. Knooihuizen, Executive Vice President, Chief Financial Officer and principal financial officer of American Cellular Corporation, or the “Company”, hereby certify that to the best of my knowledge, the annual report of the Company on Form 10-K for the year ended December 31, 2006, or the “Report”:
a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at December 31, 2006, and the results of the Company’s operations for the year ended December 31, 2006.

February 28, 2007	/s/ BRUCE R. KNOOIHUIZEN
Bruce R. Knooihuizen
Executive Vice President and Chief Financial Officer (principal financial officer)